Exhibit 99.1

POWER OF ATTORNEY

Crown Finance Foundation, registered at "Am Schragen Weg 14, FL-9490 Vaduz" represented by Dr. Norbert Seeger, Attorney-at-Law, Vaduz, and Dr. Christian Zangerle, Vaduz with collective signatory authorities by two, herewith empowers

Mr. Franz Thomas Alexander Wolf, holder of Passport No. 2478487411 of the Federal Republic of Germany, issued on July 24, 1997 by Landeseinwohneramt Berlin to sign on behalf of Crown Finance Foundation reports to be filed with the United States Security and Exchange Commission under the Securities Exchange Act of 1934.

This Power of Attorney is valid until 31st July 2004.

Vaduz, 03 July 2003

CROWN FINANCE FOUNDATION

/s/ Norbert Seeger	/s/ Christian Zangerle
(Dr. Norbert Seeger)	(Dr. Christian Zangerle)

	Die Echtheit der Unterschrift des	Die Echtheit der Unterschrift
	Herrn Dr. Norbert SEEGER,	des Herrn Dr. Christian Zangerle,
	Rechtsenwalt,	FL-9490 Vaduz, wird beglaubigt.
	FL-9490 Vaduz,	Vaduz, am	Julius Nagale Urkundsperson
	wird bestatigt,		04, Juli 2003
Fursd, Liechtenstein, Landgarictskanziel
Vaduz, den	/s/ Julius Nagele Urkundsperson
04, Juli 2003
FURSTENTUM LIECHTENSTIEN GEBUHRENQUITTUNG

APOSTILLE
(Conventee de a Haye du 5 octobre 1961)

1. Land Furstenium Liechtenstein Dese offentliche Urkunde
2. Ist unterschrieben von Herrn Julius Nagele
3. In seiner Eigenschaft als Beglaublgungsperson baim Furstl, Liecht, Landgericht
4. sie lst versehen mit dem Siegel/Stempel des (der) Furstl, Liecht, Landgerichtskanziel

Bestatigt
5. in 9490 Vaduz	6. am	04, Juli 2003
7. durch Regierungskanziel Vaduz
8. unter [Illegible]
9. Siegel/Stempel	10. Untouche

Vanweirus-Angentello

FURSTENTUM LIECHTENSTIEN
GEBUHRENQUITTUNG